Exhibit 99.1
Contact:
Nicholas Manganaro
Sharon Merrill Associates
(617) 542-5300
ipgp@investorrelations.com

IPG Photonics Further Strengthens Board with Addition of
Jeanmarie Desmond and Natalia Pavlova

OXFORD, Mass., January 7, 2021 – IPG Photonics Corporation (NASDAQ: IPGP) today announced that the Company has appointed Ms. Jeanmarie Desmond and Ms. Natalia Pavlova to its board of directors, effective January 7, 2021. Mr. Igor Samartsev, the Company’s chief technology officer, is stepping down from his board seat.

“We are delighted to welcome Jeanmarie and Natalia to IPG’s board of directors,” said Dr. Valentin Gapontsev, the chair and chief executive officer of IPG Photonics. “Jeanmarie’s broad financial expertise and experience in a large innovation-driven company will be invaluable to our efforts to capitalize on growth opportunities across our vertical and geographic markets. Natalia strengthens the connection between the Company’s founding members and our board, further aligning the board with the interests of all IPG stockholders. On behalf of the board and the entire company, I also would like to thank Igor for his 14 years of service as a director. We look forward to his continued contributions to IPG Photonics as our chief technology officer.”

Ms. Desmond is the former chief financial officer of DuPont. She was previously co-controller and head of finance for DowDuPont’s Specialty Products Division, overseeing the division’s strategic planning, portfolio integration, and financial reporting. Prior to the merger of Dow and DuPont, Ms. Desmond served as vice president and controller of DuPont. During her more than 25 years with DuPont, she was responsible for a number of key strategic areas including finance leadership and operations, financial planning and analysis, tax, internal audit, accounting controls, risk management, mergers and acquisitions, and investor relations. Ms. Desmond will also become a member of the Audit Committee of the IPG Board.

Ms. Pavlova is the spouse of Mr. Samartsev and the former daughter-in-law of Dr. Gapontsev. In addition to her extensive knowledge of the Company’s history and corporate culture, Ms.

Pavlova is a significant shareholder, with a demonstrated commitment to the Company’s long-term success.

About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.